Exhibit 23.2

Consent of Wright & Company, Inc.

As independent oil and gas consultants, Wright & Company, Inc. hereby consents to the incorporation by reference in this registration statement on Form S-3 of our reserve report dated January 11, 2017, included in the Annual Report on Form 10-K of Gastar Exploration Inc., filed with the SEC on March 9, 2017, and the reference to our firm under the heading “Experts” and all other references to our firm in the prospectus.

Wright & Company, Inc.

TX. Reg. No. F-12302

By:	/s/ D. Randall Wright
D. Randall Wright, P.E. President

Brentwood, Tennessee

May 22, 2017